Exhibit 99.1

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
(973) 660-5218	(973) 660-5340

Wyeth Reports

Earnings Results for the

2009 Second Quarter and First Half

and Raises Full Year 2009 Guidance

➢	2009 Second Quarter Reported Diluted Earnings per Share Increased 13% to $0.94, and Diluted Earnings per Share, Excluding Certain Significant Items, Increased 8% to $0.98

➢	Worldwide Net Revenue Decreased 4% for the 2009 Second Quarter and Increased 2%, Excluding the Impact of Foreign Exchange, Driven by Increases of 24% for Prevnar, 21% for Enbrel (outside the U.S. and Canada) and 9% for Nutritionals

➢	Guidance for the 2009 Full Year Diluted Earnings per Share, Excluding Certain Significant Items, Raised to a Range of $3.48 to $3.58

➢	Wyeth Stockholders Approve Merger with Pfizer; 98% of Votes Cast in Favor of Merger; Closing Expected at the End of the Third Quarter or during the Fourth Quarter of 2009

Madison, N.J., July 23, 2009 - Wyeth (NYSE: WYE) today reported results for the 2009 second quarter and first half ended June 30, 2009. Worldwide net revenue decreased 4% to $5.7 billion for the 2009 second quarter and decreased 5% to $11.1 billion for the 2009 first half. Excluding the unfavorable impact of foreign exchange, worldwide net revenue increased 2% for the 2009 second quarter and first half.

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Wyeth (Continued)

“Wyeth’s results reflect the ongoing strength of our biotechnology and vaccine franchises Enbrel and Prevnar and our Nutritionals products, all of which performed strongly around the world,” said Bernard Poussot, Chairman, President and Chief Executive Officer. “Execution of our medical innovation strategy led to positive revenue growth in constant dollar terms. Diluted earnings per share, excluding certain significant items, increased 8%. Based on this outcome we are raising full year earnings guidance. We remain focused on delivering strong performance as we work with Pfizer toward the successful integration of our two companies.”

Product Highlights for the 2009 Second Quarter and First Half

The following table presents worldwide net revenue from Wyeth’s principal products for the 2009 second quarter and first half together with the percentage changes from the comparable periods in the prior year, both as reported and excluding the impact of foreign exchange (FX):

	(UNAUDITED)
	Three Months Ended 6/30/2009			Six Months Ended 6/30/2009
Principal Products	$ in Millions	Increase/(Decrease)	Increase/(Decrease) Excluding FX	$ in Millions	Increase/(Decrease)	Increase/(Decrease) Excluding FX

Effexor	$772	(25)%	(22)%	$1,591	(22)%	(19)%

Prevnar	783	13%	24%	1,538	10%	21%

Enbrel

Outside U.S. and Canada	736	6%	21%	1,363	5%	22%

Alliance Revenue - U.S. and Canada	304	7%	7%	544	(11)%	(11)%

Nutritionals	436	1%	9%	851	1%	11%

Zosyn/Tazocin	304	(5)%	—	614	(7)%	(2)%

Premarin family	257	(5)%	(3)%	503	(8)%	(7)%

Hemophilia family(1)	248	(1)%	9%	454	(7)%	3%

Protonix family(2)	237	4%	4%	452	17%	17%

Centrum	171	(7)%	—	334	(10)%	(3)%

Advil	162	(2)%	2%	321	(5)%	(1)%

(1)	Hemophilia family net revenue for the 2009 second quarter and first half included revenue from BENEFIX of $154 and $284, respectively, and REFACTO/XYNTHA of $94 and $170, respectively.

(2)	PROTONIX family net revenue for the 2009 second quarter and first half included revenue from the Company’s own generic version of $150 and $273, respectively, and the branded product of $87 and $179, respectively.

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Wyeth (Continued)

2009 Second Quarter Results

Net revenue decreased 4% for the 2009 second quarter and increased 2%, excluding the impact of foreign exchange, as compared with the 2008 second quarter. The 2% increase, excluding the impact of foreign exchange, was primarily due to higher sales of Wyeth’s key pharmaceutical franchises PREVNAR®, ENBREL® (outside the U.S. and Canada) and Nutritional products, along with higher sales of PRISTIQ®, TYGACIL®, TORISEL® and the Hemophilia family and higher Enbrel alliance revenue. These increases were partially offset by decreased sales of EFFEXOR® due primarily to increased generic competition in international markets. Excluding the impact of foreign exchange, net revenue for the 2009 second quarter for the Pharmaceuticals, Consumer Healthcare and Animal Health segments increased 3%, 2% and 1%, respectively.

Gross margin, excluding certain significant items, as a percentage of net revenue, increased 0.7 percentage points to 73.2% for the 2009 second quarter from 72.5% for the 2008 second quarter.

Selling, general and administrative expenses, excluding certain significant items, decreased 9% for the 2009 second quarter versus the 2008 second quarter and decreased 4%, excluding the impact of foreign exchange. This decrease, excluding the impact of foreign exchange, was primarily due to cost savings related to the Company’s productivity initiatives, which were partially offset by increased pension expense.

Research and development expenses, excluding certain significant items, increased 7% for the 2009 second quarter versus the 2008 second quarter and increased 8%, excluding the impact of foreign exchange. The increase was primarily due to increased clinical trial spending, including oncology projects and Prevnar 13 adult, as well as costs related to a recently announced in-licensing transaction.

Interest expense, net was $83.0 million for the 2009 second quarter as compared with $18.7 million for the 2008 second quarter. This change was primarily due to the significant reduction in interest rates around the world and the resulting decrease in interest income earned on our investments offset, in part, by the increase in our 2009 second quarter investment balances as compared with the 2008 second quarter.

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Wyeth (Continued)

Other income, net for the 2009 second quarter was composed primarily of royalty income and income associated with our foreign exchange hedging program.

The Company’s tax rate for the 2009 second quarter, excluding certain significant items, decreased to 29.3% from 30.5% in the 2008 second quarter. The decrease in the 2009 second quarter tax rate was primarily due to the renewal of the U.S. research and development tax credit, which was renewed by Congress in the fourth quarter of 2008, and increased profit in tax favorable jurisdictions.

Net income and diluted earnings per share for the 2009 second quarter were $1,272.0 million and $0.94, respectively, compared with $1,122.1 million and $0.83, respectively, for the 2008 second quarter. The 2009 second quarter results included charges of $66.1 million ($52.0 million after-tax or $0.04 per share-diluted) related to the Company’s productivity initiatives and costs associated with the merger, as discussed in the Notes to Results of Operations below. The 2008 second quarter results included net charges of $155.2 million ($110.5 million after-tax or $0.08 per share-diluted) related to the Company’s productivity initiatives. Net income and diluted earnings per share, excluding these certain significant items, for the 2009 second quarter were $1,324.1 million and $0.98, respectively, compared with $1,232.6 million and $0.91, respectively, for the 2008 second quarter.

2009 First Half Results

Net revenue decreased 5% for the 2009 first half and increased 2%, excluding the impact of foreign exchange, as compared with the 2008 first half. The 2% increase, excluding the impact of foreign exchange, was primarily due to higher sales of Wyeth’s key pharmaceutical franchises Prevnar, Enbrel (outside the U.S. and Canada) and Nutritional products, along with higher sales of Pristiq, the Protonix family, Tygacil and Torisel. These increases were partially offset by decreased sales of Effexor due primarily to increased generic competition in international markets and lower Enbrel alliance revenue. Excluding the impact of foreign exchange, net revenue for the 2009 first half for the Pharmaceuticals and Animal Health segments increased 2% and 6%, respectively, while Consumer Healthcare was comparable to the 2008 first half.

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Wyeth (Continued)

Gross margin, as a percentage of net revenue, excluding certain significant items, increased 1.2 percentage points to 74.3% for the 2009 first half from 73.1% for the 2008 first half. The increase was primarily due to the impact of foreign exchange rates and favorable manufacturing variances during the 2009 first half.

Selling, general and administrative expenses, excluding certain significant items, decreased 7% for the 2009 first half versus the 2008 first half and were comparable to the 2008 first half, excluding the impact of foreign exchange, as cost savings related to the Company’s productivity initiatives were offset by increased pension expense.

Research and development expenses, excluding certain significant items, were comparable for the 2009 first half versus the 2008 first half and increased 2%, excluding the impact of foreign exchange. The increase, excluding the impact of foreign exchange, was primarily due to increased clinical trial spending, including oncology projects and Prevnar 13 adult.

Interest expense, net was $148.3 million for the 2009 first half as compared with interest income, net of $8.8 million for the 2008 first half. This change was primarily due to the significant reduction in interest rates around the world and the resulting decrease in interest income earned on our investments offset, in part, by the increase in our 2009 first half investment balances as compared with the 2008 first half.

Other income, net for the 2009 first half was composed primarily of income associated with our foreign exchange hedging program and royalty income.

The Company’s tax rate for the 2009 first half, excluding certain significant items, decreased to 28.8% from 30.8% in the 2008 first half. The decrease in the 2009 first half tax rate was primarily due to the renewal of the U.S. research and development tax credit, which was renewed by Congress in the fourth quarter of 2008, and increased profit in tax favorable jurisdictions.

Net income and diluted earnings per share for the 2009 first half were $2,470.2 million and $1.83, respectively, compared with $2,319.0 million and $1.72, respectively, for the 2008 first half. The 2009 first half results included charges of $165.1 million ($133.8 million after-tax or $0.10 per share-diluted) related to the Company’s productivity initiatives and

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Wyeth (Continued)

costs associated with the merger, as discussed in the Notes to Results of Operations below. The 2008 first half results included net charges of $236.2 million ($180.1 million after-tax or $0.13 per share-diluted) related to the Company’s productivity initiatives. Net income and diluted earnings per share, excluding these certain significant items, for the 2009 first half were $2,604.0 million and $1.93, respectively, compared with $2,499.1 million and $1.85, respectively, for the 2008 first half.

2009 Guidance

Based on the 2009 first half results and outlook for the remainder of 2009 and assuming trends in foreign exchange rates continue, the Company has raised its 2009 full year guidance for diluted earnings per share, excluding certain significant items, to a range of $3.48 to $3.58. We consider our productivity initiatives and costs associated with the merger to be certain significant items.

Merger with Pfizer

The merger agreement with Pfizer received the required approval of shareholders at Wyeth’s Annual Meeting on July 20, 2009. Over 98 percent of votes cast and approximately 78 percent of the outstanding shares were voted in favor of the Pfizer merger. The transaction is expected to close at the end of the third quarter or during the fourth quarter of 2009.

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Wyeth (Continued)

Results of Operations

The comparative results of operations are as follows:

  (In thousands except per share amounts)

	(UNAUDITED)
	Three Months Ended		Six Months Ended
	6/30/2009	6/30/2008	6/30/2009	6/30/2008
Net Revenue	$5,695,160	$5,945,358	$11,072,133	$11,656,007

Cost of Goods Sold	1,564,961	1,683,937	2,945,852	3,245,950

Selling, General and Administrative Expenses	1,598,518	1,832,500	3,190,327	3,554,713

Research and Development Expenses	885,305	836,067	1,658,425	1,675,444

Interest (Income) Expense, Net	83,013	18,685	148,325	(8,771)

Other Income, Net	(242,901)	(44,677)	(365,512)	(188,162)

Income before Income Taxes	1,806,264	1,618,846	3,494,716	3,376,833

Provision for Income Taxes	534,245	496,752	1,024,537	1,057,792

Net Income	$1,272,019	$1,122,094	$2,470,179	$2,319,041

Basic Earnings per Share	$0.95	$0.84	$1.85	$1.74

Average Number of Common Shares Outstanding during Each Period - Basic	1,333,435	1,332,682	1,332,544	1,333,945

Diluted Earnings per Share	$0.94	$0.83	$1.83	$1.72

Average Number of Common Shares Outstanding during Each Period - Diluted	1,356,071	1,359,496	1,355,189	1,359,903

 See Notes to Results of Operations.

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Wyeth (Continued)

Results of Operations – As Adjusted

Wyeth has prepared the following presentation of its results of operations for the three and six months ended June 30, 2009 and 2008, adjusted to exclude charges related to our productivity initiatives and merger-related expenses, which are considered certain significant items for the 2009 and 2008 second quarter and first half.

The comparative results of operations – as adjusted are as follows:

 (In thousands except per share amounts)

	(UNAUDITED) - AS ADJUSTED
	Three Months Ended		Six Months Ended
	6/30/2009	6/30/2008	6/30/2009	6/30/2008
Net Revenue	$5,695,160	$5,945,358	$11,072,133	$11,656,007

Cost of Goods Sold	1,527,358	1,636,296	2,841,681	3,132,381

Selling, General and Administrative Expenses	1,571,271	1,730,949	3,130,666	3,352,588

Research and Development Expenses	884,069	830,059	1,657,171	1,650,323

Interest (Income) Expense, Net	83,013	18,685	148,325	(8,771)

Other Income, Net	(242,901)	(44,677)	(365,512)	(83,507)

Income before Income Taxes	1,872,350	1,774,046	3,659,802	3,612,993

Provision for Income Taxes	548,295	541,472	1,055,777	1,113,862

Net Income	$1,324,055	$1,232,574	$2,604,025	$2,499,131

Basic Earnings per Share	$0.99	$0.92	$1.95	$1.87

Average Number of Common Shares Outstanding during Each Period - Basic	1,333,435	1,332,682	1,332,544	1,333,945

Diluted Earnings per Share	$0.98	$0.91	$1.93	$1.85

Average Number of Common Shares Outstanding during Each Period - Diluted	1,356,071	1,359,496	1,355,189	1,359,903

 See Notes to Results of Operations.

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Wyeth (Continued)

Notes to Results of Operations

(1)	The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of the Company’s outstanding convertible senior debentures, outstanding stock options, deferred contingent common stock awards, performance share awards, restricted stock awards and convertible preferred stock into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes related to the Company’s outstanding convertible senior debentures, is added back to reported net income, and the additional shares of common stock (assuming conversion) are included in total shares outstanding. Interest expense, net of capitalized interest and taxes related to these debentures, was $2,485 and $5,440 for the 2009 second quarter and first half, respectively, compared with $6,765 and $13,836 for the 2008 second quarter and first half, respectively. Pursuant to the right of the holders to require the Company to repurchase their convertible senior debentures, on July 15, 2009, the Company announced the repurchase of $765,139, or 97.1% of the outstanding principal amount of these debentures. In addition, the Company redeemed all of its outstanding shares of convertible preferred stock on July 15, 2009.

(2)

Other (income) expense, net included net hedging income for the 2009 second quarter and first half of $64,812 and $139,098, respectively, compared with net hedging expense of $45,257 and $71,906 for the 2008 second quarter and first half, respectively. Other (income) expense, net also included royalty income for the 2009 second quarter and first half of $144,942 and $178,564, respectively, compared with $112,231 and $167,989 for the 2008 second quarter and first half, respectively. The 2009 second quarter and first half included a one-time royalty receipt of $108,500. The 2008 second quarter and first half included a one-time royalty milestone receipt of $60,000 related to the previously divested SYNVISC® product line. Further, Other (income) expense, net included pre-tax gains from product divestitures of $4,196 and $29,351 for the 2009 second quarter and first half, respectively, compared with $10,143 and $33,201 for the 2008 second quarter and first half, respectively.

(3)	Certain significant items related to our productivity initiatives and the proposed merger with Pfizer have been excluded from the results of operations – as adjusted for the 2009 and 2008 second quarter and first half as follows:

Productivity Initiatives

	(UNAUDITED)
	Three Months Ended		Six Months Ended
(In thousands except per share amounts)	6/30/2009	6/30/2008	6/30/2009	6/30/2008

Cost of Goods Sold	$37,603	$47,641	$104,171	$113,569

Selling, General and Administrative Expenses	6,026	101,551	11,190	202,125

Research and Development Expenses	1,236	6,008	1,254	25,121

Total Productivity Initiatives Charges(a)	44,865	155,200	116,615	340,815

Other Income, Net(b)	—	—	—	(104,655)

Net Productivity Initiatives Charges	$44,865	$155,200	$116,615	$236,160

Net Productivity Initiatives Charges, After-Tax	$30,815	$110,480	$85,375	$180,090

Decrease in Diluted Earnings per Share	$0.02	$0.08	$0.06	$0.13

(a)	2009 second quarter and first half charges were primarily accelerated depreciation charges and other plant-related costs as well as severance and other employee-related costs associated with a reduction in workforce. 2008 second quarter and first half charges were primarily severance and other employee-related costs associated with a reduction in workforce.

(b)	Other income, net for the 2008 first half represents the net gain on the sale of a manufacturing facility in Japan.

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Wyeth (Continued)

Merger-Related Expenses

The 2009 second quarter and first half results included merger-related charges of $21,221 ($0.02 per share-diluted) and $48,471 ($0.04 per share-diluted), respectively, which are recorded in selling, general and administrative expenses, and are associated with the proposed merger with Pfizer.

Wyeth calculates net income, excluding certain significant items, by excluding the after-tax effect of items considered by management to be unusual from the net income reported under generally accepted accounting principles (GAAP). Wyeth’s management uses this measure to manage and evaluate the Company’s performance and believes it is appropriate to disclose this non-GAAP measure to assist investors with analyzing business performance and trends. Wyeth’s management believes that excluding these items from the Company’s results provides a more appropriate view of the Company’s operations for the accounting periods presented. These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

(4)	The following table presents worldwide net revenue by reportable segment, together with the percentage changes from the comparable periods in the prior year, as reported and excluding the impact of foreign exchange (FX):

	(UNAUDITED)
	Three Months Ended 6/30/2009			Six Months Ended 6/30/2009
Net Revenue by Reportable Segment	$ in Millions	Decrease	Increase Excluding FX	$ in Millions	Decrease	Increase Excluding FX

Pharmaceuticals	$4,779	(4)%	3%	$9,267	(5)%	2%

Consumer Healthcare	631	(5)%	2%	1,244	(7)%	—

Animal Health	285	(9)%	1%	561	(5)%	6%

Consolidated Total	$5,695	(4)%	2%	$11,072	(5)%	2%

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Wyeth (Continued)

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products, nutritionals and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts, including our revised 2009 financial guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In particular, if the assumptions underlying our revised 2009 financial guidance are not met, our actual results could differ materially from our guidance. In addition, the statements on the related conference call regarding development and regulatory timelines for our pipeline products are subject to risks and uncertainties related to both the timing and success of regulatory submissions and review and decisions by regulatory authorities, including the possibility that regulatory authorities will not agree with our assessments of clinical data or the sufficiency of regulatory submissions, will require additional clinical trials or other data, will take longer to review our submissions than we expect, or will determine not to approve our applications. Other risks and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, among others, risks related to our proposed merger with Pfizer, including satisfaction of the conditions of the proposed merger on the proposed timeframe or at all, contractual restrictions on the conduct of our business included in the merger agreement, and the potential for loss of key personnel, disruption in key business activities or any impact on our relationships with third parties as a result of the announcement of the proposed merger; the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and pipeline products; government cost-containment initiatives; restrictions on third-party payments for our products; substantial competition in our industry, including from branded and generic products; emerging data on our products and pipeline products; the importance of strong performance from our principal products and our anticipated new product introductions; the highly regulated nature of our business; product liability, intellectual property and other litigation risks and environmental liabilities; the outcome of government investigations; uncertainty regarding our intellectual property rights and those of others; difficulties associated with, and regulatory compliance with respect to, manufacturing of our products; risks associated with our strategic relationships; global economic conditions; interest and currency exchange rate fluctuations and volatility in the credit and financial markets; changes in generally accepted accounting principles; trade buying patterns; the impact of legislation and regulatory compliance; risks and uncertainties associated with global operations and sales; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K, particularly the discussion under the caption “Item 1A, RISK FACTORS” in our Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on February 27, 2009. The forward-looking statements in this press release are qualified by these risk factors. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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Wyeth (Continued)

The Company will hold a conference call with research analysts at 8:00 a.m. Eastern Daylight Time today. The purpose of the call is to review the financial results of the Company for the 2009 second quarter and first half. Interested investors and others may listen to the call live or on a delayed basis through the Internet webcast, which may be accessed by visiting the Company’s Internet Web site at www.wyeth.com and clicking on the “Investor Relations” hyperlink.

Also, for recent announcements and additional information, including product sales information, please refer to the Company’s Internet Web site.

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